                                                                    Exhibit 16.1


November 18, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:


We refer to our letter dated September 8, 2004, included as Exhibit 16.1 of Form 8-K dated September 9, 2004, of IntraBiotics Pharmaceuticals, Inc. We have read
Item 4.01 of Form 8-K/A dated November 18, 2004, of IntraBiotics Pharmaceuticals, Inc. and are in agreement with the statements contained in the first paragraph under Item 4.01 on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                     /s/ Ernst & Young LLP